Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Director,

Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – March 4, 2009 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and year ended December 31, 2008.

Revenues for the fourth quarter ended December 31, 2008 were $29.6 million, compared to $29.3 million for the comparable period in 2007. The increase in revenues was primarily due to additional milestone revenue associated with the selection of XL413 under our 2007 collaboration agreement with Bristol-Myers Squibb Company. This increase in revenue was offset by a decrease in revenue associated with the liver X receptor program with Bristol-Myers Squibb Company, and the completion of revenue recognition associated with the collaboration agreements with Wyeth Pharmaceuticals for our farnesoid X receptor (FXR) program and Genentech, Inc. for our notch program. In addition, 2008 revenue excluded revenue associated with our former subsidiary Artemis Pharmaceuticals GmbH, as a result of the sale of 80.1% of this subsidiary in 2007.

Revenues for the year were $117.9 million, compared to $113.5 million in 2007. The increase in revenues for the full year was primarily due to increased milestone revenue associated with the selection of XL139 and XL413 under our 2007 collaboration agreement with Bristol-Myers Squibb Company, as well as the acceleration of revenue as a result of the conclusion of the development term under our collaboration with GlaxoSmithKline, which ended in October 2008. These increases were partially offset by the completion of revenue recognition associated with the collaboration agreement with Daiichi-Sankyo Company Limited for our mineralocorticoid receptor program and with Wyeth Pharmaceuticals for our FXR program. In addition, 2008 revenue excluded revenue associated with our former subsidiary Artemis Pharmaceuticals GmbH, as a result of the sale of 80.1% of this subsidiary in 2007.

Research and development expenses for the fourth quarter 2008 were $56.9 million compared to $60.2 million for the comparable period in 2007. Research and development expenses for the year were $257.4 million compared to $225.4 million for 2007. The decrease in expenses in the quarter is primarily due to the transfer of clinical trial costs associated with XL880 to GlaxoSmithKline, lower manufacturing activity on our compounds and various cost saving measures implemented during the year. The increase in expenses for the full year reflects the increased costs associated with the maturation and advancement of our pipeline into phase 3 clinical trials, the initiation of various pre-clinical studies and phase 1 and phase 2 clinical trials.

General and administrative expenses for the fourth quarter 2008 were $9.1 million compared to $11.8 million for the comparable period in 2007. General and administrative expenses for the year were $36.9 million compared to $44.9 million for 2007. The decrease for both the quarter and full year was primarily due to the allocation of general corporate costs (such as facilities costs) to research and development, which primarily reflected the growth of the research and development function compared to the general and administrative function.

Net loss for the quarter ended December 31, 2008 was $38.0 million, or $0.36 per share, compared to $19.9 million, or $0.19 per share, for the comparable period in 2007. For the year ended December 31, 2008, net loss was $162.9 million or $1.54 per share, compared to $86.4 million, or $0.87 per share in 2007. The increase in the net loss for the quarter was primarily due to the inclusion in 2007 of the gain of $18.1 million associated with the sale of 80.1% of our subsidiary Artemis Pharmaceuticals to Taconic Farms, Inc. in 2007. The increase in net loss for the year was primarily due to inclusion of gains of $36.9 million associated with the Artemis transaction and the gain on the sale of assets recognized in conjunction with our transaction with Agrigenetics, Inc., a wholly-owned subsidiary of The Dow Chemical Company, which was accounted for as a sale of our plant trait business, both of which took place in 2007.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $284.2 million at December 31, 2008, compared to $299.5 million at December 31, 2007.

Q4 Highlights and Recent Developments:

•	Retained rights to XL184, XL281, XL228, XL820, and XL844 following completion of the development term under a multi-year collaboration with GlaxoSmithKline.

•

Entered into an agreement with Bristol-Myers Squibb Company to co-develop XL184 and to license exclusive rights to XL281. Bristol-Myers Squibb Company made an upfront cash payment of $195 million for the development and commercialization rights to both programs and is expected to make additional license payments of $45 million in 2009. The companies will co-develop XL184 and share worldwide (except for Japan) development costs and commercial profits and losses on XL184 in the United States. Bristol-Myers Squibb Company is responsible for funding all future development of XL281. Exelixis expects to conduct much of the clinical development activities for XL184 and XL281 in the first two years.

•

Bristol-Myers Squibb Company selected XL413, a selective inhibitor of Cdc7, for further development. We received a milestone payment of $20 million in connection with the selection, and we exercised our option to co-develop and co-commercialize XL413 in the United States.

•

Bristol-Myers Squibb Company opted to extend its collaboration to develop therapies targeting the liver X receptor for an additional year. Exelixis is entitled to an additional $6 million in research funding over the duration of the extension.

•	Presented 15 abstracts at the 20th EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics.” These included reports on XL184, XL228, XL281, XL765, XL147, XL820, XL844, XL888, and XL413.

•	Discontinued the development of XL820 and XL844.

•	Presented phase 1 data from ongoing clinical trials of XL019 and XL228 at the 50th Annual Meeting of the American Society of Hematology.

•

Submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration and initiated a Phase 1 study for XL888, an orally available, totally synthetic inhibitor of HSP90. HSP90 is a chaperone protein that promotes the activity and stability of a range of key regulatory proteins, including kinases.

“In 2008, we made significant strides in our R&D, business and corporate development activities. We ended the year with close to $500 million in cash and committed funding. We reduced our operating expenses and we expect to have sufficient financial resources to operate through 2011,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “We initiated pivotal trials for XL184, our first proprietary compound to reach this important milestone and we also entered into a global co-development and co-commercialization agreement with Bristol-Myers Squibb for XL184 that will allow us to more rapidly advance its clinical development in multiple significant indications in parallel.”

Dr. Scangos added, “Over the next 12 months, we have three clear objectives. One is to focus our clinical development efforts on XL184 while making strategic investments in the development of other compounds to assess their clinical and commercial potential. We also intend to partner multiple programs to generate near-term cash and reduce expenses while retaining substantial long-term value. Finally, we recognize the critical need to manage our costs and maintain a pragmatic but productive balance between operational costs and financial resources. I am optimistic about our numerous opportunities for value creation and confident in our ability to execute in 2009 and beyond.”

Financial Outlook

For the full year 2009, we expect revenues in the range of $140 million to $170 million and operating expenses in the range of $290 million to $320 million, including a non-cash charge for stock-based compensation of approximately $23 million. The company’s cash, cash equivalents, short-term and long-term marketable securities and restricted cash balance at the end of 2009 is expected to exceed $200 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s fourth quarter and full year 2008 financial results and the company’s financial outlook, and will provide a general business update during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Wednesday, March 4, 2009. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, GlaxoSmithKline, Genentech, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to Exelixis’ receipt of license payments from Bristol-Myers Squibb Company under the parties’ collaboration to co-develop XL184 and license of exclusive rights to XL281; Exelixis’ and Bristol-Myers Squibb Company’s plan to share development costs and commercial profits and losses for XL184 in the United States under the collaboration; the responsibility of Bristol-Myers Squibb Company to fund all future development of XL281 under the collaboration; Exelixis’ plans to conduct much of the clinical development activities for XL184 and XL281 in the first two years of the collaboration; Exelixis’ expectations regarding the receipt of additional research funding from Bristol-Myers Squibb Company under the parties’ collaboration to develop therapies targeting the liver X receptor; Exelixis’ expectation to have sufficient financial resources to operate through 2011; Exelixis’ ability to rapidly advance its clinical development in multiple significant indications in parallel; Exelixis’ objectives over the next twelve months; Exelixis’ plan to focus clinical development efforts on XL184, while making strategic investments in the development of other compounds; Exelixis’ intent to partner multiple programs to generate near-term cash and reduce expenses, while retaining substantial long-term value; Exelixis’ need to manage costs; and Exelixis’ forecast of 2009 year-end revenues, operating expenses and cash, cash equivalents, short-term and long-term marketable securities and restricted cash balance. Words such as “believe,” “expect,” “will,” “objective,” “intend” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis’ dependence on its relationship with Bristol-Myers Squibb Company; the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of Exelixis’ programs; Exelixis’ ability to enter into new collaborations; Exelixis’ ability to execute upon its objectives; the timely receipt of potential license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 26, 2008, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Contract	$19,018	$19,983	$71,066	$69,023
License	10,553	9,267	46,793	44,447

Total revenues	29,571	29,250	117,859	113,470

Operating expenses:
Research and development	56,878	60,216	257,390	225,375
General and administrative	9,106	11,789	36,892	44,940
Amortization of intangibles	—	7	—	202
Restructuring charge	2,890	—	2,890	—

Total operating expenses	68,874	72,012	297,172	270,517

Loss from operations	(39,303)	(42,762)	(179,313)	(157,047)
Other income (expense):
Interest income and other, net	863	3,269	5,935	13,055
Interest expense	(2,376)	(965)	(6,762)	(3,966)
Gain on the sale of businesses	70	18,128	4,570	36,936

Total other income (expense)	(1,443)	20,432	3,743	46,025

Loss before noncontrolling interest in Symphony Evolution, Inc.	(40,746)	(22,330)	(175,570)	(111,022)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	2,796	2,408	12,716	24,641

Net loss	$(37,950)	$(19,922)	$(162,854)	$(86,381)

Net loss per share, basic and diluted	$(0.36)	$(0.19)	$(1.54)	$(0.87)

Shares used in computing basic and diluted net loss per share	106,066	104,651	105,498	99,147

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2008	December 31, 2007 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$284,185	$299,530
Working capital	$82,028	$150,898
Total assets	$401,622	$412,120
Stockholders’ equity (deficit)	$(56,975)	$72,081

(1)	Derived from the audited consolidated financial statements

(2)	These amounts include investments held by Symphony Evolution, Inc. of $14.7 million and $30.9 million and restricted cash and investments of $4.0 million and $7.2 million as of December 31, 2008 and December 31, 2007, respectively.

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